PRESS RELEASE	                           FOR IMMEDIATELY RELEASE

HARRIS & HARRIS GROUP, INC.		   JULY 7, 2004
111 WEST 57th STREET
NEW YORK, NEW YORK 10019		   CONTACT: CHARLES E. HARRIS

NASDAQ NMS SYMBOL: TINY 	           TEL. NO. (212) 582-0900



     HARRIS & HARRIS GROUP ANNOUNCES CLOSING OF FOLLOW-ON OFFERING
             AND FULL EXERCISE OF OVER-ALLOTMENT OPTION

New York, NY -- Harris & Harris Group, Inc. (Nasdaq: TINY), today announced the closing of its follow-on offering. The Company also announced that the underwriters exercised their over-allotment option in full and will purchase an additional 450,000 shares of common stock at $11.25 per share. With the exercise of the over-allotment option, the Company sold a total of 3,450,000 shares of its common stock and received gross proceeds, before expenses, of $36,501,000. All of the shares of common stock were offered by Harris & Harris Group pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. ThinkEquity Partners LLC acted as the lead manager for the offering. Punk, Ziegel & Company, L.P. acted as a co-manager for the offering.

Harris & Harris Group intends to use the net proceeds of the offering to make new investments in tiny technology, including nanotechnology, microsystems and microelectromechanical systems
(MEMS), as well as follow-on investments in its existing venture capital investments, and for working capital.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A prospectus supplement relating to these securities has been filed with the Securities and Exchange Commission. This offering of the shares of common stock may be made only by means of the prospectus supplement and related prospectus, copies of which may be obtained from ThinkEquity Partners LLC, 28 West 44th Street, New York, NY 10036; Tel: (212) 869-7766; or Punk, Ziegel & Company, L.P., 520 Madison Avenue, New York, NY 10022; Tel:
(212) 308-9494. For electronic copies please submit a request to os@i-deal.com.

About Harris & Harris Group (www.TinyTechVC.com)

Harris & Harris Group is a publicly traded venture capital company that now makes initial investments exclusively in tiny technology. The Company's last 16 initial private equity investments have been in tiny-technology enabled companies. The Company had 13,798,845 common shares outstanding prior to this offering.


This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K and recent Prospectus filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, Harris & Harris Group, Inc. undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.